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                         CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-30962) pertaining to the billserv.com, Inc. 1999 Employee Comprehensive Stock Plan; (Form S-8 No. 333-30960) pertaining to the billserv.com, Inc. 1999 Non-Employee Director Plan; and (Form S-8 No. 333-30958) pertaining to the billserv.com, Inc. Employees Stock Purchase Plan of our report dated February 5, 2001, except Note 16, as to which the date is March 21, 2001, with respect to the consolidated financial statements of billserv.com, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2000.


                                                    Ernst & Young LLP

San Antonio, Texas
March 28, 2001